Exhibit 99.1

Ethan Allen Increases Cash Dividend and Reports Results for Quarter Ended March 31, 2011

DANBURY, Conn.--(BUSINESS WIRE)--April 27, 2011--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.07 per share, a 40% increase, which will be payable to shareholders of record as of July 11, 2011 and will be paid on July 25, 2011. The Company also reported operating results for the three and nine months ended March 31, 2011.

Mr. Farooq Kathwari, Chairman, President and CEO commenting on the results stated, “We are pleased with our progress which has given us the opportunity to increase the dividend to our shareholders. Our delivered sales increased in the quarter 10.6%, and excluding special items, we had net income per share of $0.07 compared to a loss of $0.05 in the previous year quarter. We have continued to invest in marketing and in adding qualified associates, particularly in our Retail operations. During the quarter, we increased our advertising by 31% and for nine months by 26% compared to the previous year periods. During the quarter, written business in the Company’s Retail Division increased 11.4% and comparable written increased 13.4%. The Retail Division wrote $148 million and delivered $117 million, resulting in written orders exceeding deliveries by more than $30 million during the quarter. Our liquidity continues to improve. As of March 31st, we had cash and securities of $100.2 million. We have also continued to repurchase our 5.375% bonds. During the quarter we purchased $19.8 million and for nine months $26.6 million.”

Three Months Ended March 31, 2011

Net sales for the quarter ended March 31, 2011 were $162.8 million, an increase of 10.6% compared with the prior year quarter. The Company’s Retail division net sales were $117.0 million, an increase of 9.3% from the prior year quarter. Written orders booked during the quarter by the Retail division were 11.4% greater than the prior year quarter including comparable design center orders which grew 13.4%. As a result of the growth of our independent retailer in China, and at their request, a separate section of an existing Ethan Allen warehouse was established by us to hold sold product on their behalf. At the end of the quarter ending March 31, $5.2 million of sold product was held in the warehouse and is part of our net sales.

Net income for the quarter ended March 31, 2011 was $3.5 million or $0.12 earnings per diluted share compared with a net loss the prior year of $0.9 million or a $0.03 loss per diluted share. Excluding special items in both periods, net income for the quarter ended March 31, 2011 was $2.0 million or $0.07 per diluted share compared with a net loss the prior year quarter of $1.5 million or $0.05 loss per diluted share.

Nine Months Ended March 31, 2011

For the nine months ended March 31, 2011, net sales were $501.0 million, up 17.4% from the prior year comparable period. Net income year to date was $22.1 million or $0.76 per diluted share compared with a year to date net loss of $17.8 million or $0.61 loss per diluted share the prior year. Excluding special items in both periods for the nine months, current year earnings were $0.37 per diluted share compared with a net loss per diluted share of $0.31 the prior year.

Commenting on business outlook, Mr. Kathwari stated: “The economy is healing, and due to the many initiatives we have undertaken in the last three years, we remain cautiously optimistic. Our plans are for continued investments in advertising and also adding qualified professionals in the Retail division."

Analyst Conference Call

The Company will conduct a conference call at 11:00 AM (Eastern) on Thursday, April 28th to discuss the financial results and our business initiatives. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors .

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 280 Design Centers in the United States and abroad. Ethan Allen owns and operates seven manufacturing facilities in North America, including five manufacturing plants and one sawmill in the United States and one manufacturing plant in Mexico. Over seventy percent of its products are made in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in thousands)

Selected Consolidated Financial Data:

	Three Months Ended		Nine Months Ended
	03/31/11	03/31/10	03/31/11	03/31/10

Net sales	$162.8	$147.3	$501.0	$426.8
Gross margin	51.0%	48.9%	51.0%	46.7%
Operating margin	2.9%	-1.9%	4.1%	-5.7%
Operating margin (excluding special items*)	3.0%	-0.2%	4.3%	-1.8%
Net income (loss)	$3.5	($0.9)	$22.1	($17.8)
Net income (loss) (excluding special items* and
unusual income tax effects)	$2.0	($1.5)	$10.8	($8.8)
Operating cash flow	$37.8	$12.8	$40.6	$33.6
Capital expenditures	$1.8	$2.3	$5.7	$7.6
Acquisitions	$0.4	$0.0	$0.6	$0.0
Treasury stock repurchases (settlement
date basis)	$0.0	$0.0	$5.4	$0.0

EBITDA	$10.8	$3.4	$41.3	$1.7
EBITDA as % of net sales	6.7%	2.3%	8.3%	0.4%

EBITDA (excluding special items*)	$10.9	$5.9	$40.9	$11.5
EBITDA as % of net sales (excluding special items*)	6.7%	4.0%	8.2%	2.7%

Selected Financial Data by Business Segment:
	Three Months Ended		Nine Months Ended
	03/31/11	03/31/10	03/31/11	03/31/10
Retail
Net sales	$117.0	$107.1	$369.1	$317.4
Operating margin	-6.2%	-9.7%	-3.5%	-9.9%
Operating margin (excluding special items*)	-6.1%	-9.3%	-3.4%	-9.2%

Wholesale
Net sales	$104.1	$96.6	$312.5	$262.4
Operating margin	12.7%	7.0%	11.2%	1.2%
Operating margin (excluding special items*)	12.7%	9.2%	11.4%	6.6%

* Special items consist of restructuring, impairment, transition charges and other certain items.
Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.
Condensed Consolidated Income Statements
Unaudited
(in thousands)

	Three Months Ended		Nine Months Ended
	03/31/11	03/31/10	03/31/11	03/31/10

Net sales	$162,822	$147,258	$501,008	$426,750
Cost of sales	79,753	75,231	245,697	227,390
Gross profit	83,069	72,027	255,311	199,360
Operating expenses:
Selling	39,147	37,321	118,542	109,541
General and administrative	39,056	37,129	115,758	112,024
Restructuring and impairment charge	109	400	393	1,989
Total operating expenses	78,312	74,850	234,693	223,554
Operating income (loss)	4,757	(2,823)	20,618	(24,194)
Interest and other income	1,128	894	5,453	2,711
Interest expense	2,773	2,979	8,649	8,938
Income (loss) before income taxes	3,112	(4,908)	17,422	(30,421)
Income tax expense (benefit)	(406)	(4,053)	(4,653)	(12,649)
Net income (loss)	$3,518	$(855)	$22,075	$(17,772)

Basic earnings per common share:
Net income (loss) per basic share	$0.12	$(0.03)	$0.77	$(0.61)
Basic weighted average shares outstanding	28,751	29,016	28,753	28,953

Diluted earnings per common share:
Net income (loss) per diluted share	$0.12	$(0.03)	$0.76	$(0.61)
Diluted weighted average shares outstanding	28,987	29,016	28,953	28,953

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)

	March 31,	June 30,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$70,812	$73,852
Marketable securities	12,990	11,075
Accounts receivable, net	20,174	17,105
Inventories	131,499	134,040
Prepaid expenses & other current assets	20,532	23,620
Total current assets	256,007	259,692

Property, plant and equipment, net	295,433	305,747
Intangible assets, net	45,128	45,128
Restricted cash and investments	16,377	17,318
Other assets	4,162	3,892

Total Assets	$617,107	$631,777

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	3,882	3,898
Customer deposits	53,540	52,605
Accounts payable	22,781	23,952
Accrued expenses & other current liabilities	56,974	65,287
Total current liabilities	137,177	145,742

Long-term debt	172,953	199,369
Other long-term liabilities	19,834	19,123
Deferred income taxes	11,157	9,084
Total liabilities	341,121	373,318

Shareholders' equity	275,986	258,459

Total Liabilities and Shareholders' Equity	$617,107	$631,777

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Nine Months Ended March 31, 2011 and 2010
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net Income / Earnings Per Share
Net income (loss)	$3,518	$(855)	$22,075	$(17,772)
Special items net of related tax effects *	69	1,591	(272)	10,478
Unusual income tax effects	(1,542)	(2,261)	(11,012)	(1,545)
Net income (loss) (excluding special items* and
unusual income tax effects)	$2,045	$(1,525)	$10,791	$(8,839)
Basic weighted average shares outstanding	28,751	29,016	28,753	28,953
Earnings (loss) per basic share	$0.12	$(0.03)	$0.77	$(0.61)
Earnings (loss) per basic share (excluding special items*
and unusual income tax effects)	$0.07	$(0.05)	$0.38	$(0.31)

Diluted weighted average shares outstanding	28,987	29,016	28,953	28,953
Earnings (loss) per diluted share	$0.12	$(0.03)	$0.76	$(0.61)
Earnings (loss) per diluted share (excluding special
items* and unusual income tax effects)	$0.07	$(0.05)	$0.37	$(0.31)

Consolidated Operating Income / Operating Margin
Operating income (loss)	$4,757	$(2,823)	$20,618	$(24,194)
Add: special items *	109	2,506	1,072	16,501
Operating income (loss) (excluding special items*)	$4,866	$(317)	$21,690	$(7,693)

Net sales	$162,822	$147,258	$501,008	$426,750
Operating margin	2.9%	-1.9%	4.1%	-5.7%
Operating margin (excluding special items*)	3.0%	-0.2%	4.3%	-1.8%

Wholesale Operating Income / Operating Margin
Wholesale operating income (loss)	$13,253	$6,737	$35,076	$3,099
Add: special items	-	2,108	679	14,287
Wholesale operating income (excluding special items*)	$13,253	$8,845	$35,755	$17,386
Wholesale net sales	$104,119	$96,594	$312,467	$262,374
Wholesale operating margin	12.7%	7.0%	11.2%	1.2%
Wholesale operating margin (excluding special items*)	12.7%	9.2%	11.4%	6.6%

Retail Operating Income / Operating Margin
Retail operating income (loss)	$(7,271)	$(10,366)	$(12,767)	$(31,507)
Add: special items	109	398	393	2,214
Retail operating income (loss) (excluding special items*)	$(7,162)	$(9,968)	$(12,374)	$(29,293)
Retail net sales	$117,029	$107,113	$369,066	$317,386
Retail operating margin	-6.2%	-9.7%	-3.5%	-9.9%
Retail operating margin (excluding special items*)	-6.1%	-9.3%	-3.4%	-9.2%

* Special items consist of restructuring, impairment, transition charges and certain other items.
Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Nine Months Ended March 31, 2011 and 2010
Unaudited
(in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

EBITDA
Net income (loss)	$3,518	$(855)	$22,075	$(17,772)
Add: interest expense (income), net	2,527	2,745	7,807	8,242
Less: income tax expense (benefit)	(406)	(4,053)	(4,653)	(12,649)
Add: depreciation and amortization (including
accelerated depreciation)	5,191	5,519	16,120	23,849
EBITDA	$10,830	$3,356	$41,349	$1,670
Net sales	$162,822	$147,258	$501,008	$426,750
EBITDA as % of net sales	6.7%	2.3%	8.3%	0.4%

EBITDA	$10,830	$3,356	$41,349	$1,670
Add: special items*	109	2,506	(428)	9,871
Adjusted EBITDA	$10,939	$5,862	$40,921	$11,541
Net sales	$162,822	$147,258	$501,008	$426,750
Adjusted EBITDA as % of net sales	6.7%	4.0%	8.2%	2.7%

* Special items consist of restructuring, impairment, transition charges and certain other items.
Related tax effects are calculated using a normalized income tax rate.

CONTACT:
Ethan Allen Interiors Inc.
Investors/Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer